EXHIBIT 8-b

                                        March 29, 1995

Morgan Stanley Group Inc.
1251 Avenue of the Americas
New York, New York  10020

                         Morgan Stanley Group Inc.
                    Global Medium-Term Notes, Series D
                    Global Medium-Term Notes, Series E
                    ----------------------------------

Ladies and Gentlemen:

     We have acted as special tax counsel to Morgan Stanley Group Inc, (the "Company") in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of a Prospectus Supplement dated March 29, 1995 relating to a Prospectus dated March 29, 1995 contained in the Company's Registration Statement on Form S-3 (Registration No. 33-57833) (the "Registration Statement").

     We are of the opinion that the statements set forth under the captions "United Stated Federal Taxation--Foreign Holders" and "United States
Federal Taxation--United States Holders" in the Prospectus Supplement dated March 29, 1995 and under the caption "Limitations on Issuance of Bearer
Debt Securities and Bearer Debt Warrants" in the Prospectus dated March 29, 1995, contained in the Company's Registration Statement, insofar as such statements relate to statements of law or legal conclusions under the laws of the United States or matters of United States law, fairly present the information called for and fairly summarize the matters referred to therein.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                   Very truly yours,

                                   /s/  Shearman & Sterling

PHB/LGZ